KING WORLD PRODUCTIONS, INC.
                                  1700 Broadway
                            New York, New York 10019




                                             May 27, 1997



Mr. Fred Cohen
c/o King World Productions, Inc.
1700 Broadway
New York, New York  10019

Dear Fred:

          This letter, when accepted by you, shall constitute an agreement between you and King World Productions, Inc. (the "Company") with respect to your employment by the Company for the Employment Period (as hereinafter defined).

          1. (a) The Company hereby agrees to employ you as President of its International Division (the "Division") for the period commencing on September 1, 1997 and terminating on August 31, 1999 (the "Employment Period"). You hereby agree to accept such employment, to diligently, faithfully and competently perform such services as shall from time to time be reasonably assigned to you by the Company's Board of Directors or its senior management (including, without limitation, services in connection with the development and production of animated, game show and other programming and in connection with merchandising), and to diligently, faithfully and competently devote your entire business time, skill and attention to the performance of your duties and responsibilities to the Company. As a condition of your employment by the Company, you hereby affirm and represent that you are under no obligation to any current or former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, your acceptance of employment hereunder with the Company, the employment of you by the Company, or your undertakings under this Agreement. Your base of operations shall be located in the New York City metropolitan area, although you acknowledge that your services under this Agreement will require such travel as the Company may reasonably require. You will report directly to the Chairman of the Board of Directors, Chief Executive Officer and Chief Operating Officer of the Company.

          (b) You hereby grant to the Company options to extend the Employment Period for three additional twelve-month periods (the "Option Periods") to commence on September 1, 1999 and to end on August 31, 2000, in the case of the first Option Period, to commence on September 1, 2000 and to end on August 31, 2001, in the case of the second Option Period and to commence September 1, 2001 and to end on August 31, 2002, in the case of the third Option Period. The

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Company may exercise each option by giving you written notice to such effect not later than the May 1st preceding the commencement of each Option Period. In the event that the Company elects to exercise any of such options, the terms and provisions of this Agreement shall remain in effect and shall apply during the Employment Period as so extended.

          2. (a) The Company shall pay to you, and you shall accept, for your services performed for the Company and its subsidiaries and affiliates during the Employment Period, salary compensation at the annual rate of (i) $410,000 for the period commencing September 1, 1997 and ending August 31, 1998; (ii) $425,000 for the period commencing September 1, 1998 and ending August 31, 1999;
(iii) subject to the Company's exercising the option for the first Option Period, $450,000 during such Option Period; (iv) subject to the Company's exercising the option for the second Option Period, $475,000 during such Option Period; and subject to the Company's exercising the option for the third Option Period, $500,000 during such Option Period. Any compensation payable pursuant to this paragraph 2(a) shall be paid in accordance with the Company's normal payroll policy at the time in effect.

               (b) You shall also be entitled to receive a bonus equal to 0.1% of the first $45,000,000 of gross revenues (as hereinafter defined) of the Division, plus 0.15% of all gross revenues of the Division in excess of $45,000,000, during each entire fiscal year of the Company during the Employment Period. For the purposes of this Agreement, the "gross revenues" of the Division shall be determined on a basis consistent with the publicly reported financial statements of the Company. Payment of any bonus payable to you pursuant to this paragraph 2(b) shall be made within thirty (30) days following the issuance by the Company of certified financial statements for the fiscal year with respect to which any such bonus is payable. With respect to any fiscal year of the Company during which your employment terminates, you shall be entitled to a pro rata share of the bonus compensation for such year provided for in this paragraph 2(b) in an amount equal to the product of the gross revenues of the Division for such entire fiscal year and a fraction the numerator of which is the number of days during which you were employed by the Company in such fiscal year and the demoninator of which is 365.

               (c) Subject to the provisions of this paragraph (c), the Company hereby grants to you a "non-qualified stock option" under the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Plan") to purchase 55,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), at an exercise price per share equal to $38.00, the closing price of the Common Stock on the New York Stock Exchange on the date hereof. You understand and agree with respect to such stock option that:

          (i) your right to exercise such option shall vest over a five year period as follows: 20% on August 31, 1998; 20% on August 31, 1999; 20% on August 31, 2000; and 40% on August 31, 2002; and

          (ii) if you should cease to be a full-time employee of the Company and any of its subsidiaries or affiliates, then you shall only have the right to exercise the unexercised portion of such option within one month after the date on which you ceased to be so employed and then only to the extent that such portion was vested (pursuant to the foregoing vesting schedule) on the date you ceased to be so employed, and you shall forfeit all other rights to and under

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such option, provided, however, that if your full-time employment ceases by reason of your death or "disability" (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), then such one month period shall instead be a one-year period following the cessation of your employment.

          The foregoing, as well as such other terms and conditions as the Company shall deem appropriate, shall be set forth in a definitive stock option agreement. Your rights as an optionee shall be governed by the terms and conditions of such agreement and the Plan.

          3. (a) You shall be entitled to participate, on the same basis as the other employees of the Company, in any pension, life insurance, health insurance or hospitalization plan generally in effect with respect to all such other employees. You shall be entitled to reimbursement of expenses reasonably incurred by you in connection with the performance of your duties hereunder, provided that you promptly furnish documentation therefor reasonably satisfactory to the Company.

               (b) You shall be entitled to stay in first-class hotel accommodations and to utilize first-class air travel (if available and if used) in connection with your performance of services under this Agreement.

          4. (a) In the event of your death, the Employment Period shall automatically terminate, effective upon the date of your death.

               (b) In the event that you are unable to perform the duties required of you pursuant to this Agreement, for (i) ninety (90) days during any consecutive twelve-month period during the Employment Period (whether or not such ninety (90) days are consecutive) or (ii) any thirty (30) consecutive days during the Employment Period, by reason of illness or other physical incapacity, the Company may, after the expiration of such ninety (90) or thirty (30) days and subject to applicable law, terminate the Employment Period.

          5. (a) Except as required in connection with the performance of your services for the Company, you shall not, during or after the termination of the Employment Period, use or disclose to any person, firm, partnership or corporation any confidential or proprietary information or trade secrets of the Company or any of its subsidiaries or affiliates obtained or learned by you during the Employment Period, including, without limitation, the type and nature of the contracts entered into by the Company or any of its subsidiaries or affiliates in connection with the acquisition of television programming or the acquisition of distribution rights with respect to any such programming (including, without limitation, the acquisition of advertising time within any television programming or acting as sales agent for any such advertising time, irrespective of whether the Company or any of its subsidiaries or affiliates

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distributes such programming to television stations ("Advertising Time")), the sale or other distribution of television programming (including, without limitation, Advertising Time), or the basis upon which the Company or any of its subsidiaries or affiliates elects to acquire television programming or distribution rights with respect to any such programming (including, without limitation, Advertising Time) for sale or other distribution.

               (b) You also agree that during and for a period of two (2) years following the termination of the Employment Period, you will not work for, or render services to or for the benefit of, or otherwise be interested in (whether as an employee, consultant, independent contractor, proprietor, investor, lender or in any other manner), any business or portion of a business of any person, firm, partnership, corporation or other entity which supplied television programming (including, without limitation, Advertising Time) to, or which entered into a distribution (including, without limitation, sales agency) agreement for television programming with, the Company or any of its subsidiaries or affiliates at any time within the two (2) year period preceding the termination of the Employment Period; provided, however, that (i) for the purposes of the foregoing paragraph the supplier of "Wheel of Fortune" and "Jeopardy!" shall be deemed to be the Columbia Pictures Television division of Sony Entertainment Pictures; (ii) the foregoing non-competition restrictions shall not apply to any such entity if its first contractual relationship with the Company was initiated by you; and (iii) the provisions of this paragraph shall not apply to investments by you in corporations whose shares of stock are traded on a national securities exchange or on the national over-the-counter market, and which shall, at the time of acquisition, have an aggregate market value of less than $100,000 and constitute less than 1% of the outstanding shares of such corporation's stock.

          6. You hereby agree that during and for a period of two (2) years following the termination of the Employment Period, you shall not (a) induce, directly or indirectly, any person, firm, partnership, corporation or other entity from whom or from which the Company or any of its subsidiaries or affiliates acquired television programming or distribution (including, without limitation, sales agency) rights with respect thereto (including, without limitation, Advertising Time) during the Employment Period to terminate its agreement with the Company or such subsidiary or affiliate with respect to such programming or distribution rights (including any such Advertising Time), to elect not to renew any such agreement or not to furnish to the Company or any such subsidiary or affiliate any other television programming or distribution rights (including, without limitation, Advertising Time) or (b) induce, directly or indirectly, any employee of the Company or any of its subsidiaries or affiliates to terminate his or her employment with the Company or any such subsidiary or affiliate.

          7. You hereby agree that all ideas, creations, improvements and other works of authorship created, developed, written or conceived by you at any time during the Employment Period are works for hire within the scope of your employment and shall be the property of the Company free of any claim whatever by you or any person claiming any rights or interests through you. Notwithstanding any other provision of this Agreement that may be to the contrary, nothing contained in this Agreement shall require the Company to utilize your services under this Agreement, the Company's only obligation to you being payment of your compensation and reimbursable expenses under this Agreement during the Employment Period.

          8. (a) You hereby agree to indemnify and hold the Company harmless from and against any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, incurred by the Company as a result of, arising out of or in connection with a violation of any term or condition of this Agreement required to be performed or observed by you.

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               (b) The Company hereby agrees to indemnify and hold you harmless from and against any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, incurred by you as a result of, arising out of or in connection with a violation of any term or condition of this Agreement required to be performed or observed by the Company.

          9. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. The failure of a party to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or of any other provision of this Agreement. No waiver or modification of the terms or conditions hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, assigns, heirs, administrators and executors.

               (b) Any legal suit, action or proceeding arising out of or based upon this Agreement may be instituted in the federal courts of the United States of America or the courts of the State of New York, in each case located in the City and County of New York (collectively, the "Specified Courts"), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party's address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

                                       Yours very truly,

                                       KING WORLD PRODUCTIONS, INC.


                                       By:_______________________________
ACCEPTED:


-------------------------
       Fred Cohen